                                                                   EXHIBIT 99.1


        HERM ROSENMAN RESIGNS AS PRESIDENT AND CEO OF BIKERS DREAM INC.


MIRA LOMA, Calif.--(BUSINESS WIRE)--April 4, 2000, Bikers Dream Inc. (Nasdaq:
BIKR-NEWS), which operates under the name Ultra Motorcycle Co., Tuesday announced that Herm Rosenman has resigned from his positions as president and chief executive officer of the company effective immediately.

Rosenman also resigned from his position as a member of the company's Board of Directors. The remaining members of the Board of Directors have appointed Harold Collins, vice president and general counsel of the company, to serve as interim chief operating officer of the company until the Board identifies a new CEO. Collins will report to an executive committee of the Board of Directors.

The Board of Directors Tuesday appointed Kenneth Schwartz to fill the Board seat created by Rosenman's resignation. Schwartz formerly was a director of Deloitte & Touche LLP.

The company also announced the following on Tuesday.

In connection with a lawsuit brought against the company and two former members of its management by a former franchisee, a judgment was entered on March 20, 2000 against the company in the amount of $683,601. There is currently in effect a stay, which would prevent enforcement of this judgment against the company until 10 days after the last day on which the company may file an appeal. Currently, the stay will expire on May 29, 2000.

However, the company is in the process of filing certain post trial motions which may have the effect of extending the time for appeal, and which in turn may extend the stay of the enforcement of the judgment beyond May 29, 2000.

The company currently is inquiring of its insurance carrier whether it will post an appeal bond to stay enforcement of the judgment after the expiration of the original stay period. If an appeal bond is posted, enforcement of the judgment will be stayed during the pendency of the appeal. It is uncertain at this time whether the company will be able to post the appeal bond, and if it cannot post the appeal bond, what effect the unsatisfied portion of any judgment may have on the company.

The company currently is indebted under three promissory notes in the principal amounts of $300,000, $156,638 and $150,000, respectively, plus accrued interest thereon. The notes bear interest at the rate of 18%, 12% and 12%, respectively, and became due on March 31, 2000. The company is in the process of negotiating a possible conversion of these notes into a equity interest in the company. It is uncertain at this time whether the company will be able to repay the notes if these negotiations are not successful.

The company is a manufacturer and distributor of quality-built American heavyweight cruiser motorcycles. Corporate headquarters and manufacturing operations are located in Mira Loma. Its common stock traded on the Nasdaq SmallCap Market under the ticker symbol "BIKR."

Certain matters discussed herein are "forward-looking" statements intended to qualify for the safe harbors from liability in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date hereof. Specific factors that might cause such a difference might include, but not be limited to, those referenced in the company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein are only made as of the date hereof and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


------------------


Contact:

     Bikers Dream Inc., Mira Loma
     Investor Relations, 877/62BIKER